Exhibit 99.3(I)

GALAXYEDGE ACQUISITION CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	Purpose

The purposes of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of GalaxyEdge Acquisition Corporation (the “Company”) shall be to:

(a) identify and to recommend individuals qualified to serve as directors of the Company and on committees of the Board;

(b) advise the Board with respect to the Board composition, procedures and committees;

(c) develop and recommend to the Board a set of corporate governance guidelines (the “Guidelines”) applicable to the Company; and

(d) oversee the evaluation of the Board and the Company’s management.

While the members of the Committee have the duties and responsibilities set forth in this charter (this “Charter”), nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

II.	Organization

The Committee shall consist of two or more independent directors as determined from time to time by the Board. Each member of the Committee shall be “independent” and qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (“NYSE”), and any additional requirements that the Board deems appropriate.

The chairperson of the Committee shall be designated by the Board; provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.	Meetings

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but at least once annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.	Authority and Responsibilities

A. Board Candidates and Nominees

The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

(a) Subject to the provisions of the Company’s obligations under the Insider Letter, dated as of [ ], 2025, to assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by shareholders or others. The Committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates.

(b) To review the background and qualifications of individuals being considered as director candidates. Among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: educational background, range of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.

(c) To recommend to the Board the director nominees for election by the shareholders or appointment by the Board, as the case may be, pursuant to the Company’s amended and restated memorandum and articles of association, as amended from time to time, which recommendations shall be consistent with the criteria for selecting directors established by the Board from time to time.

(d) To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated.

B. Board Composition and Procedures

The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

(a) To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills and expertise required for the Board as a whole and contains at least the minimum number of independent directors required by NYSE.

(b) To review periodically the size of the Board and to recommend to the Board any appropriate changes.

(c) To make recommendations on the frequency and structure of Board meetings.

(d) To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

C. Board Committees

The Committee shall have the following duties and responsibilities with respect to the committee structure of the Board:

(a) After consultation with the Chairperson of the Board and Chief Executive Officer, and after taking into account the experiences and expertise of individual directors, to make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

(b) To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

(c) To review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships, and to report any recommendations to the Board.

(d) To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D. Corporate Governance

The Committee shall have the following duties and responsibilities with respect to corporate governance:

(a) To develop and recommend to the Board the Guidelines for the Company, which shall be consistent with any applicable laws, regulations and listing standards. At a minimum, the Guidelines developed and recommended by the Committee shall address the following:

i. Director qualification standards.

ii. Director responsibilities.

iii. Director access to management and, as necessary and appropriate, independent advisors.

iv. Director compensation, including principles for determining the form and amount of director compensation, and for reviewing those principles, as appropriate.

v. Director orientation and continuing education.

vi. Management succession, including policies and principles for the selection and performance review of the Chief Executive Officer, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

vii. Annual performance evaluation of the Board.

(b) To review periodically, and at least annually, the Guidelines adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of NYSE, and to recommend any desirable changes to the Board.

(c) To consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

E. Evaluation of the Board and Management

The Committee shall have the following duties and responsibilities with respect to evaluation of the Board and management:

(a) The Committee shall be responsible for overseeing an annual evaluation of the Board as a whole and management, and shall evaluate and report to the Board on the performance and effectiveness of the Board. The Committee shall establish procedures to allow it to exercise this oversight function.

V.	Delegation of Authority

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VI.	Reporting

The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VII.	Resources

The Committee shall have the sole authority to retain and terminate advisors, at the Company’s expense, such as independent counsel, other consultants or advisors as it deems necessary or appropriate in carrying out its duties. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.

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